Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2019

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EPA	U.S. Environmental Protection Agency

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

LLC	DTE Energy Corporate Services, LLC, a subsidiary of DTE Energy

MDEQ	Michigan Department of Environmental Quality

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NEXUS	NEXUS Gas Transmission, LLC, a joint venture in which a subsidiary of DTE Energy owns a 50% partnership interest

Represented	Employees of DTE Gas covered by collective bargaining agreements

SEC	Securities and Exchange Commission

TCJA	Tax Cuts and Jobs Act of 2017

TCJA rate reduction liability	Due to the change in the corporate tax rate, from January 1, 2018 to June 30, 2018, the Company reduced revenue and recorded an offsetting regulatory liability.

Topic 606	FASB issued ASU No. 2014-09, Revenue From Contracts with Customers, as amended

Topic 840	FASB issued ASC 840, Leases

Topic 842	FASB issued ASU No. 2016-02, Leases, as amended, which replaced Topic 840

VIE	Variable Interest Entity

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions)
Operating Revenues	$239	$251	$876	$793

Operating Expenses
Cost of gas	41	51	277	267
Operation and maintenance	116	121	243	231
Depreciation and amortization	35	31	69	62
Taxes other than income	19	17	43	38
	211	220	632	598
Operating Income	28	31	244	195

Other (Income) and Deductions
Interest expense	19	16	38	33
Interest income	(2)	(1)	(3)	(3)
Other income	(2)	(3)	(5)	(5)
Other expenses	1	—	1	1
	16	12	31	26
Income Before Income Taxes	12	19	213	169

Income Tax Expense	4	5	54	52

Net Income	$8	$14	$159	$117

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(In millions)
Net Income	$8	$14	$159	$117
Other comprehensive income	—	—	—	—
Comprehensive Income	$8	$14	$159	$117

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	June 30,	December 31,
	2019	2018
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1	$—
Accounts receivable (less allowance for doubtful accounts of $39 and $34, respectively)
Customer	230	342
Affiliates	9	39
Other	6	5
Inventories
Gas	25	48
Materials and supplies	19	16
Gas customer choice deferred asset	21	51
Notes receivable
Affiliates	1	2
Other	6	6
Regulatory assets	1	5
Other	6	19
	325	533

Investments	34	32

Property
Property, plant, and equipment	5,759	5,575
Accumulated depreciation and amortization	(1,899)	(1,852)
	3,860	3,723
Other Assets
Regulatory assets	707	726
Net investment in lease	42	44
Prepaid pension costs — affiliates	142	132
Prepaid postretirement costs — affiliates	165	150
Operating lease right-of-use assets	4	—
Other	8	10
	1,068	1,062
Total Assets	$5,287	$5,350

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	June 30,	December 31,
	2019	2018
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$22	$24
Other	187	208
Short-term borrowings
Affiliates	23	—
Other	3	189
Current portion of long-term debt	120	120
Gas inventory equalization	45	—
Regulatory liabilities	9	28
Operating lease liabilities	1	—
Other	57	69
	467	638

Long-Term Debt (net of current portion)	1,423	1,423

Other Liabilities
Deferred income taxes	596	585
Regulatory liabilities	735	749
Asset retirement obligations	160	156
Accrued pension liability — affiliates	100	99
Accrued postretirement liability — affiliates	1	1
Operating lease liabilities	3	—
Other	36	31
	1,631	1,621
Commitments and Contingencies (Note 11)

Shareholder's Equity
Common stock ($1 par value, 15,100,000 shares authorized, and 10,300,000 shares issued and outstanding for both periods)	869	869
Retained earnings	897	799
Total Shareholder's Equity	1,766	1,668
Total Liabilities and Shareholder's Equity	$5,287	$5,350

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
	2019	2018
	(In millions)
Operating Activities
Net Income	$159	$117
Adjustments to reconcile Net Income to Net cash from operating activities:
Depreciation and amortization	69	62
Allowance for equity funds used during construction	(1)	(4)
Deferred income taxes	12	33
Changes in assets and liabilities:
Accounts receivable, net	141	95
Inventories	20	10
Prepaid pension costs — affiliates	(10)	(11)
Prepaid postretirement benefit costs — affiliates	(15)	(22)
Accounts payable	(19)	1
Gas inventory equalization	45	37
Accrued pension liability — affiliates	1	—
Regulatory assets and liabilities	5	76
Other current and noncurrent assets and liabilities	35	7
Net cash from operating activities	442	401
Investing Activities
Plant and equipment expenditures	(221)	(205)
Notes receivable and other	4	5
Net cash used for investing activities	(217)	(200)
Financing Activities
Redemption of long-term debt	—	(100)
Capital contribution by parent company	—	135
Short-term borrowings, net — other	(186)	(133)
Short-term borrowings, net — affiliate	23	(47)
Dividends paid on common stock	(61)	(56)
Net cash used for financing activities	(224)	(201)
Net Increase in Cash and Cash Equivalents	1	—
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$1	$—

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$58	$48

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2018	10,300	$10	$859	$799	$1,668
Net Income	—	—	—	151	151
Dividends declared on common stock	—	—	—	(31)	(31)
Balance, March 31, 2019	10,300	10	859	919	1,788
Net Income	—	—	—	8	8
Dividends declared on common stock	—	—	—	(30)	(30)
Balance, June 30, 2019	10,300	$10	$859	$897	$1,766

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2017	10,300	$10	$704	$762	$1,476
Net Income	—	—	—	103	103
Dividends declared on common stock	—	—	—	(28)	(28)
Balance, March 31, 2018	10,300	10	704	837	1,551
Net Income	—	—	—	14	14
Dividends declared on common stock	—	—	—	(28)	(28)
Capital contribution by parent company	—	—	135	—	135
Balance, June 30, 2018	10,300	$10	$839	$823	$1,672

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and the MDEQ.
Basis of Presentation
The Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the Company's 2018 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
The Consolidated Financial Statements are unaudited but, in the Company's opinion include all adjustments necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2019.
Certain prior year balances were reclassified to match the current year's consolidated Financial Statements presentation.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
The Company holds a variable interest in NEXUS through purchases under a long-term transportation capacity contract. NEXUS, a joint venture with a subsidiary of DTE Energy, owns a 256-mile pipeline to transport Utica and Marcellus shale gas to Ohio, Michigan, and Ontario market centers. NEXUS is a VIE as it has insufficient equity at risk to finance its activities. The Company is not the primary beneficiary, as the power to direct significant activities is shared between the owners of the equity interests.
As of June 30, 2019, the carrying amount of liabilities in the Company's Consolidated Statements of Financial Position that relate to its variable interest under the long-term contract are primarily related to working capital accounts and generally represent the amounts owed by the Company for transportation associated with the current billing cycle under the contract. The Company has not provided any significant form of financial support associated with the long-term contract. There is no significant potential exposure to loss as a result of the Company's variable interest through the long-term contract.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Income Taxes
The 2019 estimated annual effective tax rate for DTE Gas is 25%. This tax rate is affected by estimated annual permanent items, including AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period, but are not consistent from period to period.
The interim effective tax rate of DTE Gas is as follows:

	Effective Tax Rate
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
DTE Gas	33%	26%	25%	31%
The 7% increase in the effective tax rate for the three months ended June 30, 2019 was primarily due to the impact from the 2019 amortization of the TCJA regulatory liability.
The 6% decrease in the effective tax rate for the six months ended June 30, 2019 was primarily due to the remeasurement of deferred taxes in 2018 of $8 million, which impacted the effective tax rate by 5%, and the amortization of the TCJA regulatory liability of 1% in 2019.
The Company had income tax payables with DTE Energy of $4 million at June 30, 2019 and income tax receivables of $36 million at December 31, 2018.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $3 million and $2 million for the three months ended June 30, 2019 and 2018, respectively, while such allocation was $6 million and $4 million for the six months ended June 30, 2019 and 2018, respectively.

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended. This guidance requires a lessee to account for leases as finance or operating leases and disclose key information about leasing arrangements. Both types of leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability on its balance sheet, with differing methodology for income statement recognition, depending on the lease classification. The Company adopted the standard on January 1, 2019 using the prospective approach. The standard provides a number of transition practical expedients of which the Company elected the package of three expedients that must be taken together, allowing entities to not reassess whether an agreement is a lease, to carryforward the existing lease classification, and to not reassess initial direct costs associated with existing leases; but did not elect to apply hindsight in determining lease term and impairment of the right-of-use assets. The Company also elected to not evaluate land easements under the new guidance at adoption if they were not previously accounted for as leases. These practical expedients apply to leases that commenced prior to January 1, 2019. The adoption of the ASU did not have a significant impact on the Company's Consolidated Statements of Financial Position or Consolidated Statements of Operations but required additional disclosures for leases. See Note 10 to the Consolidated Financial Statements, "Leases."
In February 2018, the FASB issued ASU No. 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings from stranded tax effects resulting from the TCJA. The amendments in this update also require entities to disclose their accounting policy for releasing income tax effects from accumulated other comprehensive income. The Company adopted the standard effective January 1, 2019. The adoption of the ASU did not have a material impact on the Company's Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Recently Issued Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended. The amendments in this update replace the incurred loss impairment methodology in current generally accepted accounting principles with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information, including forecasts, to develop credit loss estimates. The ASU requires entities to use the new methodology to measure impairment of financial instruments, including accounts receivable, and may result in earlier recognition of credit losses than under current generally accepted accounting principles. Entities will apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The ASU is effective for the Company beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company anticipates adopting the ASU on its effective date. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU No. 2018-14, Compensation — Retirement Benefits — Defined Benefit Plans (Subtopic 715-20): Disclosure Framework — Changes to the Disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The amendments in this update modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The ASU is effective for the Company for fiscal years ending after December 15, 2020. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company anticipates adopting the ASU on its effective date. The ASU may be applied using either a retrospective or prospective approach. The Company is currently evaluating the transition methods and assessing the impact of this standard on its Consolidated Financial Statements.
In October 2018, the FASB issued ASU No. 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The amendments in this update modify the requirements for determining whether a decision-making fee is a variable interest and require reporting entities to consider indirect interests held through related parties under common control on a proportional basis. The ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 4 — REVENUE
Disaggregation of Revenue
The following is a summary of disaggregated revenues for the Company:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions)
Gas sales	$159	$177	$628	$625
End User Transportation	42	49	123	134
Intermediate Transportation	15	10	41	28
Other(a)	23	15	84	6
Total Gas operating revenues(b)	$239	$251	$876	$793
_______________________________________

(a)	Includes revenue adjustments related to various regulatory mechanisms.

(b)	Includes $2 million and $4 million of other revenues, which is outside the scope of Topic 606 for the three and six months ended June 30, 2019 and June 30, 2018, respectively.
Transaction Price Allocated to the Remaining Performance Obligations
In accordance with optional exemptions available under Topic 606, the Company did not disclose the value of unsatisfied performance obligations for (1) contracts with an original expected length of one year or less, (2) with the exception of fixed consideration, contracts for which revenue is recognized at the amount to which the Company has the right to invoice for goods provided and services performed, and (3) contracts for which variable consideration relates entirely to an unsatisfied performance obligation.
Such contracts consist of varying types of performance obligations, including the supply and delivery of energy related products and services. Contracts with variable volumes and/or variable pricing have also been excluded as the related consideration under the contract is variable at inception of the contract. Contract lengths vary from cancelable to multi-year.
The Company expects to recognize revenue for the following amounts related to fixed consideration associated with remaining performance obligations in each of the future periods noted:

(In millions)
2019	$49
2020	101
2021	87
2022	72
2023	58
2024 and thereafter	441
$808
Other Matters
The Company has recognized charges of $9 million and $22 million related to expense recognized for estimated uncollectible accounts receivable for the three and six months ended June 30, 2019, respectively. For the three and six months ended June 30, 2018, the Company has recognized charges of $13 million and $24 million related to expense recognized for estimated uncollectible accounts receivable, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 5 — REGULATORY MATTERS
2017 Tax Reform
On December 27, 2017, the MPSC issued an order to consider changes in the rates of all Michigan rate-regulated utilities to reflect the effects of the federal TCJA. On January 19, 2018, the Company filed information with the MPSC regarding the potential change in revenue requirements due to the TCJA effective January 1, 2018 and outlined its recommended method to flow the current and deferred tax benefits of those impacts to ratepayers.
On February 22, 2018, the MPSC issued an order in this case requiring utilities, including DTE Gas, to follow a 3-step approach of credits and calculations. In 2018, MPSC orders for the first two steps, Credit A and Credit B, were issued for the Company. The third step is to perform Calculation C to address all remaining issues relative to the new tax law, which is primarily the remeasurement of deferred taxes and how the amounts deferred as Regulatory liabilities will flow to ratepayers. The Company filed its Calculation C case on November 16, 2018 to reduce the annual revenue requirement by $12 million related to the amortization of deferred tax remeasurement and a final MPSC order in this case is expected by August 2019.

NOTE 6 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at June 30, 2019 and December 31, 2018. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Fair Value of Financial Instruments
The following table presents the carrying amount and fair value of financial instruments:

	June 30, 2019				December 31, 2018
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$1	$—	$—	$1	$2	$—	$—	$2
Notes receivable — other(a), excluding lessor finance leases	$8	$—	$—	$8	$8	$—	$—	$8
Short-term borrowings — affiliates	$23	$—	$—	$23	$—	$—	$—	$—
Short-term borrowings — other	$3	$—	$3	$—	$189	$—	$189	$—
Long-term debt(b)	$1,543	$—	$417	$1,218	$1,543	$—	$411	$1,154
_______________________________________

(a)	Noncurrent portion included in Other Assets — Other on the Consolidated Statements of Financial Position.

(b)	Includes unamortized debt discounts and issuance costs.
For further fair value information on financial and derivative instruments, see Note 7 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

NOTE 7 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and sells storage and transportation capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2022. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

NOTE 8 — LONG-TERM DEBT
In June 2019, DTE Gas agreed to issue $140 million of 2.95% First Mortgage Bonds due October 1, 2029 and $140 million of 3.72% First Mortgage Bonds due October 1, 2049 to a group of institutional investors in a private placement transaction. The bond issuances are expected to occur in October 2019. Proceeds will be used for the repayment of short-term borrowings and for general corporate purposes.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 9 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2024. The Company had $3 million of commercial paper outstanding at June 30, 2019.
The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At June 30, 2019, the total funded debt to total capitalization ratio for the Company was 0.47 to 1 and was in compliance with this financial covenant.

NOTE 10 — LEASES
Disclosures related to the six months ended June 30, 2019 are presented as required under Topic 842. Prior period disclosures for the year ended December 31, 2018 are presented under Topic 840. The Company has elected to use a practical expedient provided by Topic 842 whereby comparative disclosures for prior periods are allowed to be presented under Topic 840. Prior period disclosures under Topic 840 have been provided on an annual basis. As a result, the disclosures presented under Topic 842 and Topic 840 will not be fully comparable in specific disclosure requirements or time period.
Topic 842 — The Company leases a portion of its pipeline system to the Vector Pipeline through a 20-year finance lease contract that expires in 2020, with renewal options extending for five years each. DTE Energy owns a 40% interest in the Vector Pipeline.
The residual value has been determined using the estimated economic life of the leased asset. The lease does not contain a residual value guarantee. Any remaining residual value is expected to be recovered through rates or renewals.
A lease is deemed to exist when the Company has provided other parties with the right to control the use of identified property, plant or equipment, as conveyed through a contract, for a certain period of time and consideration received. The right to control is deemed to occur when the Company has provided other parties with the right to obtain substantially all of the economic benefits of the identified assets and the right to direct the use of such assets.
The components of the Company's net investment in the finance lease for remaining periods at June 30, 2019 was as follows:

(In millions)
2019	$5
2020	8
2021	—
2022	—
2023	—
2024 and thereafter	—
Total minimum future lease receipts	13
Residual value of leased pipeline	40
Less unearned income	6
Net investment in finance lease	47
Less current portion	5
$42
Interest income recognized under the finance lease was $1 million and $2 million for the three and six months ended June 30, 2019, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Topic 840 — The Company leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. DTE Energy owns a 40% interest in the Vector Pipeline.
The components of the Company's net investment in the capital lease at December 31, 2018 were as follows:

(In millions)
2019	$9
2020	8
2021	—
2022	—
2023	—
2024 and thereafter	—
Total minimum future lease receipts	17
Residual value of leased pipeline	40
Less unearned income	8
Net investment in capital lease	49
Less current portion	5
$44

NOTE 11 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of seven of the MGP sites is complete, and the sites are closed. The Company has also completed partial closure of seven additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of June 30, 2019 and December 31, 2018, the Company had $27 million and $25 million, respectively, accrued for remediation. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company's results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,200 represented employees. The majority of the represented employees are under contracts that expire in 2021.
Purchase Commitments
The Company expects that 2019 annual capital expenditures will be approximately $500 million and has made certain commitments in connection with these expenditures.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 5 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 12 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by the LLC and cover substantially all employees of the Company. The Company accounts for its participation in the represented qualified pension plan by applying single-employer accounting. Non-represented participation in qualified and non-qualified pension plans is accounted for by applying multiemployer accounting. Participation in other postretirement benefit plans is accounted for by applying multiple-employer accounting. Within multiemployer and multiple-employer plans, participants pool plan assets for investment purposes and to reduce the cost of plan administration. The primary difference between plan types is assets contributed in multiemployer plans can be used to provide benefits for all participating employers, while assets contributed within a multiple-employer plan are restricted for use by the contributing employer. Plan participants of all plans are solely DTE Energy and affiliate participants.
The following table details the components of net periodic benefit costs (credits) for represented pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2019	2018	2019	2018
	(In millions)
Three Months Ended June 30,
Service cost	$3	$4	$2	$1
Interest cost	6	5	4	3
Expected return on plan assets	(9)	(9)	(10)	(10)
Amortization of:
Net actuarial loss	3	5	1	2
Prior service credit	—	—	(1)	—
Net periodic benefit cost (credit)	$3	$5	$(4)	$(4)

	Pension Benefits		Other Postretirement Benefits
	2019	2018	2019	2018
	(In millions)
Six Months Ended June 30,
Service cost	$6	$7	$3	$3
Interest cost	12	11	8	7
Expected return on plan assets	(18)	(18)	(20)	(21)
Amortization of:
Net actuarial loss	6	9	1	3
Prior service credit	—	—	(1)	—
Net periodic benefit cost (credit)	$6	$9	$(9)	$(8)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

DTE Energy's subsidiaries accounted for under multiemployer guidance are responsible for their share of qualified and nonqualified pension costs and pension benefits. The Company's allocated portion of pension benefits for non-represented plans included in capital expenditures and regulatory liabilities were $1 million for the three and six months ended June 30, 2019, respectively. The Company's allocated portion of pension costs for non-represented plans included in capital expenditures and regulatory liabilities were nominal for the three months ended June 30, 2018 and $1 million for the six months ended June 30, 2018. These amounts include recognized contractual termination benefit charges, curtailment gains, and settlement charges.
Pension and Other Postretirement Contributions
At the discretion of management and depending upon financial market conditions, the Company anticipates making up to $50 million in contributions to the represented pension plans, and no contributions to the non-represented pension plans in 2019.